Exhibit 10.6

[Pursuant to Rule 24b-2, certain information has been deleted and filed separately with the Commission.]

FINANCIAL ASSISTANCE AND INDEMNITY AGREEMENT

             THIS AGREEMENT is made effective as of the 22nd day of May, 2001 by and between MBC Holding Company, Inc. (f.k.a. Minnesota Brewing Company), a Minnesota corporation located at 882 West Seventh Street, St. Paul, Minnesota 55102 (“MBC”) and Mark Anthony Brewing, Inc., a Delaware corporation, with its principal executive offices located at 143 Union Blvd., Suite 850, Lakewood, Colorado 80228 (“Mark Anthony”).

W I T N E S S E T H:

             WHEREAS, Mark Anthony has retained the services of MBC to manufacture, blend, produce, process, bottle, label, package, store and load "Mike's Hard Lemonade" (the "Beverage") at its facilities and MBC has agreed to manufacture the Beverage upon the terms and conditions set out in that certain Contract Manufacturing Supply Agreement dated September 22, 1999 (“Supply Agreement”), as amended by an amendment of even date herewith (the “Amendment”);

             WHEREAS, Mark Anthony has requested that MBC purchase and install certain equipment and make certain improvements in its bottling operations in Saint Paul, Minnesota (the “Line Improvements”) to increase production under the Supply Agreement;

             WHEREAS, MBC has agreed to make the Line Improvements and has entered into an Amended and Restated General Credit and Security Agreement dated as of March 29, 2001 (the “Credit Agreement”) with Bremer Business Finance Corporation, a Minnesota corporation (“Bremer”) to finance the Line Improvements; and

             WHEREAS, Bremer has requested as additional collateral under the Credit Agreement that Mark Anthony cause The Bank of Nova Scotia, a Canadian bank (“Scotia Bank”), to issue on Mark Anthony’s behalf in favor a Bremer a Letter of Credit in the amount of $[Confidential Treatment Requested] (the “Letter of Credit”) and Scotia Bank is willing to do so for the account of Mark Anthony; and

             WHEREAS, Bremer and Mark Anthony are parties to that certain Amended and Restated Intercreditor Agreement  dated as of May 22, 2001 (the “Intercreditor Agreement”) with Stearns Bank, National Association, a national banking association (“Stearns”);

             WHEREAS, Mark Anthony is willing to issue the Letter of Credit on the terms and conditions herein set forth.

             NOW, THEREFORE, in consideration of the premises and the mutual undertakings herein contained, the parties agree as follows:

             1.          Letter of Credit.  Subject to satisfactory completion by MBC of the conditions precedent described in Section 9 hereto, Mark Anthony will cause the Letter of Credit to be issued in the form attached hereto as Schedule 1.

             2.          Obligations of MBC.  In the event the Letter of Credit is at any time or from time to time drawn down in whole or in part by Bremer pursuant to the terms thereof, MBC agrees as follows:

(a)	That MBC will promptly pay to Mark Anthony upon receipt of prior written notice from Mark Anthony that the Letter of Credit has been drawn down by Bremer the amount drawn down by Bremer and any costs of Mark Anthony as described in Subsection 4(h)(viii) of this Agreement (the “Principal Amount”), together with interest accruing on the Principal Amount from the date drawn down until repaid by MBC to Mark Anthony at a rate equal to [Confidential Treatment Requested] (the “Draw-down Interest Rate”). For purposes of this Agreement, the “Prime Rate” shall be defined as the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty largest banks, as published in the Money Rate section of The Wall Street Journal, Western Edition.

(b)	That MBC will issue upon prior written request by Mark Anthony, and to evidence the obligations described in Section 2(a) above, a promissory note in favor of Mark Anthony for the Principal Amount bearing interest at the Draw-down Interest Rate.

             3.          Security Interest.  To secure the payment and performance of the obligations of MBC in Section 2 hereof (the “Obligations”), MBC hereby grants Mark Anthony a security interest (the “Security Interest”) in and to the following property (any quoted term used in this Paragraph which is a defined term under the Commercial Code is being used as defined in the Commercial Code except as otherwise defined herein), subject to any subordination or agreement as to priority entered into by Mark Anthony under the Intercreditor Agreement or under a separate subordination agreement with Bremer or Stearns:

             (a)         All Receivables of Borrower, whether  now owned or existing, or owned, acquired or arising hereafter, together with all customer lists, original books and records, ledger and account cards, computer tapes, discs, printouts and records, whether now in existence or hereafter created.  “Receivables” means all rights of Borrower to the payment of money, whether or not earned and howsoever evidenced or arising, including (without limitation) all present and future “Accounts”, “Chattel Paper” including, without limitation, all “Electronic Chattel Paper” and “Tangible Chattel Paper”, “Instruments,” and rights to payment which are “General Intangibles” including, without limitation, all “Payment Intangibles”, all security therefor including, without limitation, all “Supporting Obligations” and all of Borrower's rights as an unpaid seller of goods (including rescission, replevin, reclamation and stopping in transit) and all of Borrower's rights to any goods represented by any of the foregoing including returned or repossessed goods;

             (b)        All “Inventory” of Borrower, whether now owned or existing, or owned, acquired or arising hereafter and wherever located  including, without limitation,  all “Goods” leased to Borrower as a lessor, all “Goods” intended for sale or lease or to be furnished under contracts of service, all “Goods” furnished by Borrower under a contract for service, all raw materials and work in process therefor, all finished goods thereof, all materials and supplies of every nature used or usable or consumed or consumable in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of such “Goods”, and all accessories thereto and all documents of title therefor evidencing the same;

             (c)         All “Equipment” of Borrower,  whether now owned or existing, or owned, acquired or arising hereafter and wherever located including, without limitation, all of Borrower's “Goods” other than “Inventory”, all replacements and substitutions therefor and all accessions thereto, and specifically includes, without limitation, all present and future machinery, equipment, vehicles, manufacturing equipment, shop equipment, office and record keeping equipment, furniture, “Fixtures”, parts, tools and all other “Goods” (except “Inventory”) used or acquired for use by Borrower for any business or enterprise;

             (d)        All “General Intangibles” of Borrower not comprising a Receivable, whether now owned or existing, or owned, acquired or arising hereafter, including without limitation, all present and future domestic and foreign patents, patent applications, trademarks, trademark applications, copyrights, trade names, trade secrets, patent and trademark licenses (whether Borrower is licensor or licensee), shop drawings, engineering drawings, blueprints, specifications, parts lists, manuals, operating instructions, customer and supplier lists, licenses, permits, franchises, the right to use Borrower's corporate name and the goodwill of Borrower's business;

             (e)         All “Deposit Accounts” of Borrower, whether now owned or existing, or owned, acquired or arising hereafter;

             (f)         the “Commercial Tort Claims” of Borrower described on Schedule 2 attached hereto;

             (g)        All “Investment Property” of Borrower,   whether now owned or existing, or owned, acquired or arising hereafter, excluding, however, “Investment Property” pledged to secure Borrower’s bond in favor of the Bureau of Alcohol, Tobacco and Firearms;

             (h)        All “Letter of Credit Rights” of Borrower, whether now owned or existing, or owned, acquired or arising hereafter; and

             (i)          All products and “Proceeds” of any and all of the foregoing and all products and “Proceeds” of any other Collateral (as hereinafter defined) including the “Proceeds” of any insurance covering any of the Collateral.

All such Receivables, “Inventory”, “Equipment”, “General Intangibles”, “Deposit Account”, “Commercial Tort Claims”, “Investment Property”, “Letter of Credit Rights”, products and “Proceeds”, together with all other assets and properties of Borrower in or on which Lender is now or hereafter granted a security interest, mortgage, lien or encumbrance pursuant to this Agreement or otherwise, are hereinafter sometimes referred to as “Collateral”.

             4.          Representation and Warranties of MBC. MBC represents, warrants, and agrees (it being understood that Mark Anthony’s rights and MBC’s obligations hereunder are governed by and subject to the Intercreditor Agreement and that Mark Anthony’s security interest and rights in the Collateral may be expressly subordinated under the terms of the Intercreditor Agreement or under a separate subordination agreement with Bremer or Stearns):

             (a)         MBC is a Minnesota corporation in good standing in Minnesota.

             (b)        The Collateral will be used for business purposes.

             (c)         If any part or all of the tangible Collateral will become so related to particular real estate as to become a fixture, the real estate concerned is located at the locations identified on Schedule 3 hereto.

             (d)        MBC’s chief executive office is located at the address set forth in the first paragraph of this Agreement.

             (e)         MBC has (or will have at the time MBC acquires rights in Collateral hereafter arising) absolute title to each item of the Collateral.  MBC will not sell or otherwise dispose of the Collateral or any interest therein without the prior written consent of Mark Anthony, except that, until the occurrence of an Event of Default and the revocation by Mark Anthony of MBC’s right to do so, MBC may:

             (i)          Sell any inventory constituting Collateral to buyers in the ordinary course of business;

             (ii)         Sell equipment to be replaced by new equipment in accordance with past practices; and

             (iii)        Sell equipment as may be permitted by Bremer or Stearns, with respect to any Collateral other than Mark Anthony Second Priority Equipment, so long as the proceeds of the sale of such equipment are used by MBC to either purchase replacement equipment or are paid to Bremer or Stearns or both of them to reduce the secured obligations owing by MBC to Bremer or Stearns or both of them.  For purposes of this section, "Mark Anthony Second Priority Equipment" shall have the meaning ascribed to it in the Intercreditor Agreement.

             (f)         MBC will not permit any tangible Collateral to be located in any state (and, if county filing is required, in any county) in which a financing statement covering such Collateral is required to be, but has not in fact been, filed in order to perfect the Security Interest.

             (g)        Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, set off or counterclaim (other than those arising in the ordinary course of business) of the account MBC or other obligor named therein or in MBC’s records pertaining thereto as being obligated to pay such obligation.  MBC will neither agree to any material modification or amendment nor agree to any cancellation of any such obligation without Mark Anthony’s prior written consent, and will not subordinate any such right to payment to claims of other creditors of such account MBC or other obligor.

             (h)        MBC will:

             (i)          Keep all tangible Collateral in good repair, working order and condition, normal depreciation excepted, and will, from time to time, replace any worn, broken or defective parts thereof;

             (ii)         Promptly pay all taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interest;

             (iii)        At all reasonable times, permit Mark Anthony or its representatives (at Mark Anthony’s cost) to examine or inspect any Collateral wherever located;

             (iv)       Promptly notify Mark Anthony if any Bremer has declared MBC in default under the Credit Agreement or any other lender has declared MBC in default under any note or credit agreement to which MBC is a party:

             (v)        Promptly notify Mark Anthony of any loss of or material damage to any Collateral or of any adverse change, known to MBC, in the prospect of payment of any sums due on or under any instrument, chattel paper or account constituting part of the Collateral;

             (vi)       If Mark Anthony at any time so requests (whether the request is made before or after the occurrence of an Event of Default), promptly deliver to Mark Anthony any instrument, document or chattel paper constituting Collateral, duly endorsed or assigned by MBC, provided, however, that MBC shall be deemed to be in compliance with this section if it delivers such Collateral to Bremer or Stearns if such person holds a prior lien in such Collateral pursuant to the Intercreditor Agreement;

             (vii)      At all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (in case of Collateral consisting of motor vehicles) in an amount equal to the greater of its full replacement cost or fair market value, maintain general liability insurance in an amount not less that $[Confidential Treatment Requested] and maintain insurance against such other risks and in such amounts as Mark Anthony may reasonably request;

             (viii)     From time to time execute such financing statements as Mark Anthony may reasonably require in order to perfect the Security Interest and, if any of the Collateral consists of motor vehicles, execute such documents as may be required to have the Security Interest properly noted on a certificate of title;

             (ix)        Indemnify and hold Mark Anthony harmless against all costs of collection and all other out-of-pocket expenses (including in each case all reasonable attorneys’ fees) incurred by Mark Anthony in connection with the creation, perfection, satisfaction, protection, defense or enforcement of the Security Interest or the creation, continuance, protection, defense or enforcement of this Agreement or any or all of the Obligations,  including expenses incurred in any litigation or bankruptcy or insolvency proceedings and including all costs and expenses associated with the creation, issuance and maintenance of the Letter of Credit and, including without limitation all standby charges assessed by Scotia Bank from time to time, and including any costs of collection and all other out-of-pocket expenses incurred by Mark Anthony if Bremer draws down the Letter of Credit;

             (x)         Execute, deliver or endorse any and all instruments, documents, assignments, security agreements and other agreements and writings which Mark Anthony may at any time reasonably request in order to secure, protect, perfect or enforce the Security Interest and Mark Anthony’s rights under this Agreement and if at any time while the Letter of Credit is outstanding or any amount is owing by MBC to Mark Anthony hereunder Bremer is granted any security interest, mortgage, conditional assignment or other charge over any real estate interest held by MBC, MBC will concurrently grant the same security interest to Mark Anthony provided that Mark Anthony’s security interest shall rank in priority immediately behind the security interest granted to Bremer; and

             (xi)        Not use or keep any Collateral, or permit it to be used or kept, for any unlawful purpose or in violation of any federal, state, or local law, statute or ordinance.

If MBC at any time fails to perform or observe any agreement contained in this Section 4, and if such failure shall continue for a period of thirty (30) calendar days after Mark Anthony gives MBC written notice thereof, Mark Anthony may (but need not) perform or observe such agreement on behalf and in the name, place and stead of MBC (or, at Mark Anthony’s option, in Mark Anthony’s own name) and may (but need not) take any and all other actions which Mark Anthony may reasonably deem necessary to cure or correct such failure (including without limitation, the payment of taxes, the satisfaction of security interests, liens, or encumbrances, the performance of obligations under contracts or agreements with account MBCs or other obligors, the procurement and maintenance of insurance, the execution of financing statements, the endorsement of instruments, and the procurement of repairs, transportation or insurance); and, except to the extent that the effect of such payment would be to render any loan or forbearance of money usurious or otherwise illegal under any applicable law, MBC shall thereupon pay Mark Anthony on demand the amount of all moneys expended and all costs and expenses (including reasonable attorneys’ fees) incurred by Mark Anthony in connection with or as a result of Mark Anthony’s performing or observing such agreements or taking such actions, together with interest thereon from the date expended or incurred by Mark Anthony at the Draw-down Interest Rate.

             5.          [Confidential Treatment Requested]

             6.          Events of Default.  Each of the following occurrences shall constitute an event of default under this Agreement (herein called Event of Default”):

(a)         MBC shall fail to pay any or all of the Obligations when due;

             (b)        MBC shall fail to observe or perform any covenant or agreement herein binding on it and continuance of such failure for thirty (30) days;

             (c)         Any representation or warranty by MBC set forth in this Agreement shall prove materially false or misleading;

             (d)        [omitted];

             (e)         MBC shall be deemed in default by Bremer under the Credit Agreement or by any other lender under any loan agreement to which MBC is or may become a party and Bremer or the holder of such indebtedness has accelerated the payment thereof;

             (f)         MBC shall fail to perform its obligations under the Supply Agreement.

             8.          Remedies upon Event of Default.  Upon the occurrence of an Event of Default under Section 7 hereof and at any time thereafter, subject to any subordination and limitation on exercise of remedies set forth in the Intercreditor Agreement or any separate subordination agreement entered into by Mark Anthony with Bremer or Stearns, Mark Anthony may exercise any one or more of the following rights and remedies:

             (a)         Declare the Obligations to be immediately due and payable, and the same shall thereupon be immediately due and payable, without presentment or other notice or demand;

             (b)        Exercise and enforce any and all rights and remedies available upon default to a Mark Anthony under the Uniform Commercial Code, including but not limited to the right to take possession of any Collateral, proceeding without judicial process or by judicial process, and the right to sell, lease or otherwise dispose of any or all of the Collateral, and in connection therewith, Mark Anthony may require MBC to assemble the Collateral and make it available to Mark Anthony at a place to be designated by Mark Anthony which is reasonably convenient to both parties, and if notice to MBC of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least ten (10) calendar days prior to the date of intended disposition or other action;

             (c)         [omitted];

             (d)        Exercise or enforce any and all other rights or remedies available to Mark Anthony by law or agreement against the Collateral, against MBC or against any other person or property.

             9.          Conditions Precedent.  Mark Anthony’s obligation to issue the Letter of Credit shall be subject to the following conditions precedent:

             (a)         The Intercreditor Agreement shall have been executed;

             (b)        The Amendment shall have been executed;

             (c)         Mark Anthony shall have received an opinion from counsel for MBC in form and substance satisfactory to Mark Anthony;

             (d)        Mark Anthony shall have received evidence that the new bottling line equipment has been ordered;

             (e)         MBC shall have provided proof of insurance to Mark Anthony; and

             (f)         MBC shall have provided Mark Anthony with a signed copy of the notes issued in favor of Bremer to finance the new bottling line.

             10.        Miscellaneous.  This Agreement does not contemplate a sale of accounts or chattel paper.  This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by Mark Anthony.  A waiver signed by Mark Anthony shall be effective only in the specific instance and for the specific purpose given.  Mere delay or failure to act shall not preclude the exercise or enforcement of any of Mark Anthony’s rights or remedies.  All rights and remedies of Mark Anthony shall be cumulative and may be exercised singularly or concurrently, at Mark Anthony’s option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.  All notices to be given to MBC shall be deemed sufficiently given if delivered or mailed by registered or certified mail, postage prepaid, to MBC at its address set forth above or at the most recent address shown on Mark Anthony’s records.  Mark Anthony’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if Mark Anthony exercises reasonable care in physically safekeeping such Collateral.  This Agreement shall be binding upon and inure to the benefit of MBC and Mark Anthony and their respective heirs, representatives, successors and assigns.  A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by MBC shall have the same force and effect as the original for all purposes of a financing statement.  Except to the extent otherwise required by law, this Agreement shall be governed by the internal laws (but not the laws of conflicts) of the State of Minnesota.  If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect, and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby.  All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations.

[signature page to follow on next succeeding page]

IN WITNESS WHEREOF, the MBC and Mark Anthony have caused this Security Agreement to be duly executed and delivered by officers duly authorized effective as of the date first above written.

MARK ANTHONY:

MARK ANTHONY BREWING, INC.

		By:	/s/ Duncan Johnston

		Its	Treasurer

MBC:

MBC HOLDING COMPANY

		By:	/s/ Charles M. Woodside

Its: Chief Financial Officer

Acknowledged by:

/s/ Michael C. Hime

Its:	V.P.

STATE OF MINNESOTA )
SS.
COUNTY OF HENNEPIN )

The foregoing instrument was acknowledged before me this 23rd day of May, 2001, by Charles M. Woodside and Michael C. Hime , the CFO and Vice President, respectively of MBC Holding Company, a Minnesota corporation, on behalf of said corporation.

/s/ Cheryl A. Doughty

Notary Public
(NOTARIAL SEAL)